Exhibit 21.1

MARKWEST HYDROCARBON, INC.

LIST OF SUBSIDIARIES

NAME OF SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
MarkWest Michigan, Inc.	Colorado
MarkWest Resources, Inc.	Colorado
Matrex, LLC	Michigan
MarkWest Energy Partners, L.P.	Delaware
MarkWest Energy GP, L.L.C.	Delaware
MarkWest Energy Operating Company, L.L.C.	Delaware
West Shore Processing Company, LLC	Michigan
Basin Pipeline LLC	Michigan
MarkWest Energy Appalachia, L.L.C.	Delaware
MarkWest Texas GP, L.L.C.	Delaware
MW Texas Limited, L.L.C.	Delaware
MarkWest Michigan Pipeline Company, L.L.C.	Michigan
MarkWest Western Oklahoma Gas Company, L.L.C.	Oklahoma
MarkWest Power Tex L.P.	Texas
MarkWest Pinnacle L.P.	Texas
MarkWest Texas PNG Utility L.P.	Texas
MarkWest Blackhawk L.P.	Texas
MarkWest Energy East Texas Gas CO L.P.	Texas
MarkWest Pipeline CO L.P.	Texas
MarkWest New Mexico L.P.	New Mexico